Exhibit 4.01

LOAN AND SECURITY AGREEMENT
(“Agreement”)

This document dated October27th, 2009, is an agreement between CRESTMARK BANK, a Michigan banking corporation (“Crestmark”), and GENERAL EMPLOYMENT ENTERPRISES, INC., an Illinois corporation (“GEE”), and TRIAD PERSONNEL SERVICES, INC., an Illinois corporation (“TPS”) (GEE and TPS are sometimes individually and collectively referred to herein as “Borrower”). In this Agreement, Crestmark and the Borrower are collectively the “Parties”. Any person who guaranties the obligations of Borrower (each a “Guarantor” and/or “Validity Guarantor”) is required to sign this Agreement. The Parties have the addresses shown on the Schedule which is attached to this Agreement. These are the addresses of the Parties for all purposes and may be changed by one party giving notice to the other party in writing of the new address.

1.
PURPOSE. The purpose of this Agreement is to set out the terms for the loan from Crestmark to the Borrower detailed in the Schedule (“Loan”). The Schedule is part of this Agreement. The note to be signed by the Borrower, any guaranty(s), and any other documents now or hereafter signed by any of the Parties in connection with this Agreement, the Loan or any document issued by Crestmark or the bank holding the lockbox (“Lockbox Bank”) are also all part of this Agreement. All of the documents together are referred to collectively as the “Loan Documents”.

2.
DISCRETION. Whether Crestmark makes an advance to or for Borrower’s benefit under the Loan Documents is in Crestmark’s sole discretion. Any disbursement of money or advance of credit by Crestmark, including but not limited to amounts advanced for the payment of interest, fees, expenses and amounts necessary to protect, maintain and preserve Crestmark’s Collateral under the Loan Documents (“Protective Disbursements”), is referred to collectively as an “Advance”. If an Advance is made, it will be made in accordance with the Advance Formula described in this Agreement and detailed in the Schedule. Crestmark may choose to make Protective Disbursement in excess of the Maximum Amount or Advance Formula (each as hereafter defined) in its sole discretion. Each time Crestmark makes an “Advance”, including a “Protective Disbursement”, the Advance will be debited against an account in the Borrower’s name on Crestmark’s books (“Loan Account”), and each payment will be credited against the Loan Account in the manner described in this Agreement.

3.	BORROWER’S OBLIGATIONS; LOAN.

A.
The Borrower must repay all Advances with respect to the Loan with interest, which is due monthly as specified in the note, along with all other fees and expenses of Crestmark set forth herein or in the Schedule. The Borrower must also comply with its representations, promises, covenants and reporting requirements set forth in this Agreement, in the Schedule and in the other Loan Documents. Borrower’s failure to do any of the foregoing is known as a default (“Default”).

B.
The total amount Borrower owes to Crestmark will be the aggregate of the Advances made by Crestmark, including Protective Disbursements, the expenses and fees shown on the Schedule, any and all costs incurred by Crestmark (including its actual attorney’s fees), and interest at the rate shown in the note on all amounts Advanced. All of these amounts together are referred to as the “Indebtedness”.

C.	Borrower understands that the entire Indebtedness is repayable on the demand of Crestmark.

D.	The interest rate may be changed to the Extra Rate described in the note in Crestmark’s discretion if the Borrower is in Default or if the Borrower fails to pay the Indebtedness on demand.

E.
The total Indebtedness will not, at any time, exceed the maximum amount set forth on the Schedule (“Maximum Amount”), and the Borrower understands that if at any time it should owe more to Crestmark than the Maximum Amount it must repay that amount immediately, whether or not demand to repay the whole of the Indebtedness has been made. Further, Protective Disbursements must be immediately repaid whether or not the Maximum Amount has been exceeded.

F.
Advances with respect to the Loan may be measured against a percentage of Eligible Accounts, Eligible Inventory and/or a Borrowing Base typically based on a value attributed to equipment or real estate (“Advance Formula”) depending on the agreement of the Parties as reflected in the Schedule. The percentage and the definition of which accounts or inventory are “Eligible” are found in the Schedule. If applicable, the Borrowing Base will also be stated in the Schedule. The Indebtedness may not exceed the lesser of the Maximum Amount or the Advance Formula. In the event the Borrower’s Indebtedness exceeds availability (an “Over Advance”), Crestmark may, in its sole discretion, charge an Over Advance Fee as reflected in the Schedule. There may be availability for an Advance (“Availability”) as long as the then outstanding Indebtedness is less than the lower of the Maximum Amount or the Advance Formula. GEE is required to provide detailed invoice information in form and substance acceptable to Crestmark prior to funding. TPS will initially be on a borrowing base certificate. In the event that as to TPS, cash on hand in less than three (3) months average losses (calculated on a monthly basis), then TPS will also convert to the full detail basis, similar to GEE.

4.	SECURITY INTEREST.

A.
Before Crestmark makes any Advance to the Borrower, the Borrower must give Crestmark security for repayment of the Indebtedness. This security is known as a “Security Interest”. Borrower, by signing this Agreement, grants to Crestmark a Security Interest in all of its accounts, goods, inventory, equipment, chattel paper, instruments, investment property, specifically identified commercial tort claims, documents, deposit accounts, letter of credit rights, general intangibles and supporting obligations for any of the foregoing (the “Collateral”), to secure repayment of the Indebtedness. The Collateral also includes all monies on deposit with Crestmark, or on deposit in the Lockbox Account which is described later. If any of the foregoing is at any time disposed of or sold, Crestmark also has a Security Interest in all of the proceeds of any of the foregoing.

B.
Crestmark has the right to perfect its Security Interest by filing what is known as a financing statement or by taking possession of certain Collateral. In connection with the Security Interest, Borrower gives Crestmark all of the rights of a secured creditor under the Uniform Commercial Code (the “UCC”). All expenses of Crestmark relating to the Security Interest are part of the Indebtedness. Borrower hereby authorizes Crestmark to file UCC financing statements as it deems necessary to perfect its security interest in the Collateral.

C.
In connection with the Security Interest, Borrower must notify all persons who owe it on account (“Account Debtor”) of the Crestmark Security Interest on a form approved by Crestmark and all Account Debtors must be instructed to make all payments on the account, whether by credit cards, check or electronic transfer, to the Lockbox Account, or as instructed by Crestmark in its sole discretion.

D.
The Security Interest gives Crestmark rights with respect to the Collateral and the Security Interest and this Agreement imposes duties upon the Borrower which relate to the Collateral. Some of the rights and duties are: (i) the right of Crestmark at any time to notify any persons who may hold any part of the Collateral, such as Account Debtors, of Crestmark’s Security Interest. Borrower should understand that Crestmark will verify accounts with the Account Debtors; (ii) the Borrower must cooperate with Crestmark in obtaining control of any Collateral in the possession of third persons, particularly Collateral consisting of deposit accounts, investment property, letter of credit rights or other collateral which is evidenced by electronic entries; (iii) except for the right of Borrower to sell its inventory in the ordinary course of business, the Borrower agrees not to sell or transfer any of its Collateral or grant any other Security Interest in the Collateral, except as Crestmark may specifically agree to in writing. Borrower remains liable to perform all of its obligations with respect to the Collateral such as the recognition of any warranties in inventory sold and Crestmark is under no responsibility to perform any of the obligations of the Borrower; and (iv) Borrower must notify Crestmark immediately if it knows that any Account Debtor disputes an account.

5.	LOAN ADVANCES.

A.
Advances with respect to the Loan are always discretionary with Crestmark. In connection with any request for an Advance, if the request is based upon specific Eligible Accounts, the Borrower must also furnish to Crestmark at the same time invoices, credit memos, purchase orders, evidence of delivery, proof of shipment, timesheets or any other documents Crestmark requests, in its sole discretion, with respect to the accounts that Borrower is tendering to Crestmark to support the Advance (“Account Documents”). At the request of Crestmark Borrower will provide a Borrowing Certificate in form approved by Crestmark before the Advance is made. Crestmark will endeavor to provide the requested funds by 4:00 p.m. Eastern Standard Time on the date that it receives the request so long as the complete package of information for the request has been received by 10:30 a.m. All requests for funding will be subject to Crestmark’s then standard fees for electronic funds transfer, wire transfers and check services.

B.
All documents related to the accounts must be marked by Borrower to show assignment to Crestmark and the Borrower must notify each Account Debtor by mail, in accordance with a form approved by Crestmark that the account has been assigned to Crestmark and that all payments on the account whether made by mail or electronically or otherwise must be made payable to the Borrower at the address provided in the letter, which is the Lockbox Account. The address for payments will be the Lockbox Bank specified in the Schedule. All expenses for notification of each Account Debtor will be paid by the Borrower. All expenses plus any applicable administration fees of the Lockbox will be paid by Borrower. All accounts specifically submitted to Crestmark with Account Documents for which an Advance is made will be known as Crestmark Accounts (the “Crestmark Accounts”).

C.
Borrower agrees that Crestmark has the right to determine, in its sole discretion, whether any account is an Eligible Account, or which inventory constitutes Eligible Inventory, but no account or inventory will be eligible for Advance unless the eligibility requirements set forth in the Schedule are met.

6.
RESERVES. If Crestmark believes in its sole discretion that the prospect for repayment of the Indebtedness is impaired or that its Collateral margin is insufficient, Crestmark may establish cash reserves and credit balances to protect its interests and the repayment of the Indebtedness. Money in the reserve account will not earn interest for Borrower, and Crestmark may apply the funds in the Reserve to reduce the Indebtedness at any time Crestmark elects.

7.
FEES AND EXPENSES. In connection with the Loan there are several types of fees that may be charged. The fees to be charged with respect to the Loan are shown on the Schedule. In addition, all expenses of every kind incurred by Crestmark in connection with the Loan, or any Advance or for collection of the Indebtedness, or inspection and examination are to be paid by Borrower, including but not limited to Crestmark’s actual attorney’s fees, postage and UCC search charges. Crestmark may charge other usual and customary fees as indicated on the Schedule to Loan and Security Agreement attached hereto and made a part hereof by reference.

8.
MINIMUM BALANCE. Borrower agrees that it will maintain a minimum Loan balance in the amount shown on the Schedule for the period shown and Borrower understands that the Interest Rate and Maintenance Fee has been calculated on that minimum loan balance.

9.
LOAN ACCOUNT. All of the Indebtedness which is owed by Borrower will be shown in the Loan Account and Borrower will receive a monthly interest statement. The statement is binding on Borrower unless Borrower provides a written objection to Crestmark that is actually received by Crestmark within ten (10) business days of the time the Loan Account statement is mailed.

10.
CALCULATION OF INDEBTEDNESS. Each time an Advance is made, the amount of the Indebtedness will be increased by the amount of the Advance. Five (5) business days after checks or other credit instruments are deposited in the Lockbox Account, Crestmark will credit the Loan Account with the net amount of cash actually received and will no longer charge Interest and Maintenance Fee upon such amount after the expiration of the clearance days set forth above. Also, on the date the deposit is made the Borrower will receive immediate credit on the funds deposited in determining Availability. Should a check or other credit instrument not be collected after the Borrower has been given credit, then the credit will be reversed. The Borrower should understand, however, that if Crestmark has some question about the collectability of funds it does not have to give credit until the funds are actually collected and in such event if the deposit is held for a longer period of time then the Maintenance Fee will still be payable.

11.
PAYMENTS. When Crestmark receives a payment from an Account Debtor, it will try to apply it against the appropriate Debtor. If it is not clear which accounts the payment is suppose to be applied against, Crestmark will contact the Borrower for assistance. Unless there is clear error, the application of repayment by Crestmark is final. Any payments received by Crestmark if made with respect to a Crestmark Account will be applied to the Advance on that account, then to the Maintenance Fee for that account, then to the interest on that account, then to expenses, then either to the reserve or to Borrower in the form of availability.

12.
LOCKBOX. Borrower will direct all Account Debtors and any other person or party that is liable to the Borrower (collectively a “Debtor”) to mail or send all payments due Borrower to the account (“Lockbox Account”) at the bank identified on the Schedule as the Lockbox Bank. If notwithstanding the notice to the Debtors Borrower receives any funds from a Debtor, including but not limited to any cash, checks, drafts or wire transfers from the collection, enforcement, sale or other disposition of the Collateral whether derived in the ordinary course of business or not, or if Borrower receives any proceeds of insurance, tax refunds or any and all other funds of any kind, Borrower must hold such funds in trust for Crestmark, shall not mix such funds received with any other funds, and shall immediately deposit such funds in the Lockbox Account in the form received. That means if the funds are received by mail, the checks will be sent to the Lockbox Account, and if the funds are received electronically, the funds will be transferred to the Lockbox Account electronically. Crestmark will have sole control over the Lockbox Account. The Lockbox Bank will process all deposits and Borrower has no right to the Lockbox Account, it belongs to Crestmark. Borrower gives Crestmark an irrevocable Power of Attorney which is coupled with an interest to endorse all items delivered to the Lockbox Account with Borrower’s name. Crestmark is the owner of all deposits in the Lockbox Account, and has no duty as to collection or protection of funds as long as it is not grossly negligent or commits actual fraud.

13.
REPRESENTATIONS. Borrower makes the following statements (representations) to Crestmark and such statements must be true at all times until the Indebtedness is paid in full. If Borrower learns that a statement once made is no longer true, it has the duty to immediately notify Crestmark in writing:

A.
Borrower is in good standing under the laws of the state shown on the Schedule , has the power and authority to enter into this Agreement, and the persons signing this Agreement and all persons who sign any documents with Crestmark have the appropriate authority. Borrower’s identification numbers and addresses are as shown on the Schedule.

B.	Borrower’s entry into the Loan Documents do not violate any agreement which Borrower has or which binds Borrower.

C.	The Loan Documents are fully enforceable against Borrower.

D.	There is no litigation pending or threatened against Borrower and Borrower is not in default of any order or judgment of any court or any governmental agency of any kind.

E.
The financial information furnished to Crestmark has been prepared in accordance with generally accepted accounting principles, all financial statements are true, and any projections of the business operations of Borrower that have been given or will be given to Crestmark in the future will be based upon Borrower’s reasonable assumptions and estimates.

F.	The Borrower is the owner of all of the Collateral and there are no other liens or claims against the Collateral, except the Security Interest of Crestmark or as shown on the Schedule.

G.	All of the Collateral is personal property and none of the Collateral will be affixed to real estate.

H.
Borrower has filed and will file all federal, state, local and foreign tax returns that it is required to file and has paid and will pay all taxes and all other governmental charges as they become due.

I.
That Borrower is solvent, is able to pay its debts as they become due, and has sufficient capital to carry on its business. This Agreement, the Loan Documents and the loans made by Crestmark do not render Borrower insolvent, and the Security Interest granted to Crestmark does not render Borrower insolvent.

14.	BORROWER’S PROMISES. Borrower makes the following promises to Crestmark and these promises are effective until the Indebtedness is fully paid:

A.	To pay all Indebtedness when due and perform all terms, conditions and obligations of the Loan Documents.

B.	To permit Crestmark, or its representatives, access to the Collateral on Borrower’s premises and to Borrower’s computer systems, books of account and financial records.

C.
To notify Crestmark promptly of any litigation, administrative or tax proceeding or other action threatened or instituted against the Borrower or its property, or of any other material matter which may adversely affect Borrower’s financial condition. The amount of claims as to which Borrower must notify Crestmark is specified in the Schedule.

D.
To pay when due all taxes, assessments and governmental charges, provided that the Borrower has the right to contest the same as long as it has, in the opinion of Crestmark, sufficient cash reserves to pay the charge when due.

E.	To maintain its business by complying with the Financial Covenants described in the Schedule.

F.
To maintain property and liability insurance on its business activities in such amount and in such form as Crestmark may from time to time require, and with respect to such insurance, Crestmark shall be named as “Lender Loss Payee” under the property policy and additional insured under the liability policy and receive evidence of the insurance on an annual basis, as well as workers’ compensation insurance in such amount and in such form as Crestmark may from time to time require, and with respect to such workers’ compensation insurance, Crestmark shall be named as “Certificate Holder” under the policy and receive evidence of the insurance on an annual basis. All insurance which protects Crestmark shall have at least a 30-day notice to Crestmark prior to any cancellation. With respect to the insurance, Borrower appoints Crestmark as its attorney-in-fact to negotiate any and all claims under all insurance policies and Crestmark also has the power to negotiate any payments on the insurance policies. Further, Borrower shall at all times maintain workers’ compensation

G.	To comply with all laws, ordinances and regulations or other requirements of any governmental authority or agency applicable to Borrower’s business.

H.	To maintain and preserve all Collateral in good repair, working order and condition, and with respect to accounts, pursue collections thereof.

I.	To provide Crestmark with evidence of ownership of any Collateral.

J.
To provide Crestmark, promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which GEE or any subsidiary sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which GEE or any subsidiary files with the United States Securities and Exchange Commission (“SEC”) or any governmental authority which may be substituted therefore, or with any national security exchange.

K.	To provide Crestmark, immediately upon receipt, with copies of any notice received from the SEC or any state securities authority, taking or threatening to take any action against GEE.

15.	NEGATIVE COVENANTS. Borrower agrees until the Indebtedness is paid in full, it will not:

A.	Change its state of organization or its name, or move its executive office without giving Crestmark at least 60 days prior written notice or at any time adopt any assumed name.

B.
Declare or pay any dividend or make any other distribution with regard to its equity or purchase or retire any of its equity, provided if it is taxed as an S Corporation or other “pass through” entity, Borrower may distribute profits to its equity holders in an amount necessary to enable such holders to pay personal, state and federal taxes directly attributable to the profits earned by Borrower for such year.

C.	Make any loan or assume any obligations or liabilities, as guarantor, surety, indemnitor or otherwise.

D.
Enter into any transaction with its equity holders or any affiliates of Borrower except on terms at least as favorable as would be usual and customary in similar transactions if the person with whom the transaction is entered into was not related to Borrower.

E.	Release, redeem, require, purchase or acquire any of its equity interest.

F.	Default in the payment of any debt to any other person.

G.
Suffer or permit any judgment, decree or order not fully covered by insurance to be entered against the Borrower or a Guarantor and/or Validity Guarantor, or permit or suffer any warrant or attachment to be filed against Borrower, any Guarantor and/or Validity Guarantor, or against any property or asset of Borrower or Guarantor and/or Validity Guarantor.

H.	GEE will not suffer or permit its common stock to be de-listed by any major stock exchange.

16.
FINANCIAL REPORTS. Borrower promises that until the Indebtedness is fully paid and this Agreement is terminated, it will keep books in a manner satisfactory to Crestmark and Crestmark will have the right at any time to verify any of the Collateral, documentation or books in whatever manner and as often as Crestmark deems necessary. Borrower will furnish to Crestmark the financial reports identified on the Schedule, certified to by the president or chief financial officer of the Borrower. All financial reports will be prepared in accordance with generally acceptable accounting principles and will be true and accurate.

17.
CRESTMARK’S REMEDIES. Crestmark has all the remedies available at law or in equity (including those under the UCC) in the event Borrower either violates this Agreement or fails to pay the Indebtedness on demand, including but not limited to the following: to charge the Extra Rate; to notify Account Debtors to make the payments directly to Crestmark; to settle or compromise any disputed account, sue on any account and make any agreement to deal with the accounts as if it were the owner; to offset any of Borrower’s or Guarantor’s and/or Validity Guarantor’s funds under the control of Crestmark against the Indebtedness; and to require the Borrower to gather up the Collateral and make it available to Crestmark for Crestmark to conduct public or private UCC foreclosure sales. If Crestmark should proceed against the Collateral and sell any of the Collateral on credit, the Borrower will be credited on the Indebtedness only with the amount actually received by Crestmark and the Borrower waives any and all provisions as to notice or a particular method of sale of any of the Collateral. The Borrower will pay all expenses in connection with the assembly or sale of the Collateral. Crestmark does not have to incur its own expenses in realizing upon the Collateral, but all the expenses are for the account of the Borrower. Borrower recognizes that at no time is Crestmark its agent in dealing with the Collateral, but Crestmark acts only in its own interest.

18.
STANDARDS APPLICABLE TO REMEDIES. If Crestmark should exercise any remedies, Borrower agrees that it is not commercially unreasonable for Crestmark: to fail to exercise remedies against any Collateral or any particular Account Debtor; to proceed against Account Debtors either directly or through collection agencies; to advertise disposition of Collateral through publications or media of general circulation; to hire professional auctioneers to dispose of Collateral; to dispose of Collateral in wholesale or retail markets; to disclaim warranties with respect to Collateral; or to obtain services of attorneys or other professionals. The foregoing section is to provide an exhaustive list and nothing contained in the foregoing grants any rights to the Borrower, which are not granted by applicable law or the Loan Documents. Borrower agrees that under no circumstances is Crestmark the agent or representative of the Borrower.

19.
APPLICATION OF PROCEEDS. Once collection efforts are commenced by Crestmark, any proceeds of sale or disposition of Collateral may be applied by Crestmark first to expenses authorized by this Agreement including Crestmark’s actual attorneys’ fees which Borrower must pay, and the balance to payment of the Indebtedness in such manner as Crestmark may elect. Borrower and Guarantor and/or Validity Guarantor remain liable for any deficiency.

20.
NOTICES. Any notice is effective by either party if sent in writing or facsimile with confirmation of receipt or by certified mail or personal delivery or expedited mail services to the addresses shown on the Schedule.

21.	MISCELLANEOUS PROVISIONS.

A.
This Agreement is binding upon and is for the benefit of the Borrower, Guarantor and/or Validity Guarantor and Crestmark, and their respective successors and assigns. However, under no circumstances may Borrower assign this Agreement or its rights and duties hereunder. Crestmark may assign this Agreement and its rights under the Loan Documents and Borrower will make payments to any such assignee if so directed.

B.
Crestmark has the right at any time to assign, transfer, negotiate or sell participations in this Agreement or the Indebtedness or the rights of Crestmark hereunder. In connection with any assignment, Borrower consents to disclosure of any and all books, records, files, Loan Documents and all other documents in the possession or under the control of Crestmark.

C.
No delay or failure of Crestmark in exercising any right or remedy will affect such right or remedy. No delay or failure of Crestmark to demand strict adherence to the terms of this Agreement will be deemed to waive Crestmark’s rights to demand such adherence at any time in the future.

D.	This Agreement and the Loan Documents will be interpreted and determined under the laws of the State of Michigan without any regard to any conflict of laws provisions.

E.
Borrower and Guarantor and/or Validity Guarantor, at Crestmark’s request, will make, execute and acknowledge any and all further instruments or agreements necessary to carry out the intent of this Agreement the Loan Documents.

F.
Borrower hereby agrees to indemnify, defend and hold Crestmark harmless against any and all liabilities of any kind, nature or description and damages whether they are direct, indirect or consequential and actual attorney’s fees incurred or suffered directly or indirectly by Crestmark or asserted against Crestmark by anyone whosoever, including Borrower or Guarantor and/or Validity Guarantor, which arise out of the Loan Documents or the relationship and transaction between the Parties.

G.
Neither Crestmark or its affiliates directors, officers, agents, attorneys or employees are liable to Borrower or Guarantor and/or Validity Guarantor or affiliates for any action taken or omitted by it or any of them under the Loan Documents except for such liability as may be imposed by law for gross negligence or actual fraud, and no claim shall be made by Borrower or Guarantor and/or Validity Guarantor or any of Borrower’s affiliated, directors, officers, agents, employees for any special or consequential damages or punitive damages arising out of, or related to the Loan Documents or the transactions between the Parties.

H.	This Agreement is the complete Agreement between the parties and there are no other agreements. This Agreement may be amended only in writing.

I.
If any provision of this Agreement is in conflict with any law or statue or is otherwise unenforceable, then the provision will be deemed null and void only to the extent of such provision and the provision will be deemed severable and the remainder of this Agreement shall be in full force and effect.

J.
Any payment made to Crestmark by either Borrower or Guarantor and/or Validity Guarantor which is subsequently invalidated, declared fraudulent or preferential or otherwise set aside under any bankruptcy, state, federal or equitable law, then to the extent of such invalidity such payment will be deemed not to have been made and the obligation will continue in full force and effect.

K.	USA Patriot Act Notification – The following notification is provided to Borrower pursuant to Section 3265 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan or other extension of credit. We will ask for the name, address, date of birth, and other information that will allow us to identify all Borrower’s owners. We will also ask to see your driver’s license or other identifying documents.

22.
JURISDICTION. BORROWER AND GUARANTOR AND/OR VALIDITY GUARANTOR AGREE THAT ANY ACTION TO ENFORCE BORROWER’S OR GUARANTOR’S AND/OR VALIDITY GUARANTOR’S OBLIGATIONS TO CRESTMARK SHALL BE PROSECUTED EITHER IN THE CIRCUIT COURT OF OAKLAND COUNTY MICHIGAN OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN, UNLESS CRESTMARK, IN ITS SOLE DESCRETION, ELECTS SOME OTHER JURISDICTION AND BORROWER AND GUARANTOR AND/OR VALIDITY GUARANTOR SUBMIT TO THE JURISDICTION OF ANY SUCH COURT SELECTED BY CRESTMARK. BORROWER AND GUARANTOR AND/OR VALIDITY GUARANTOR WAIVE ANY AND ALL RIGHTS TO CONTEST THE JURISDICTION AND VENUE OF ANY ACTION BROUGHT IN THIS MATTER AND BORROWER AND GUARANTOR AND/OR VALIDITY GUARANTOR MAY BRING ANY ACTION AGAINST CRESTMARK ONLY IN THE CIRCUIT COURT FOR THE COUNTY OF OAKLAND OR THE FEDERAL COURT OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN.

23.
WAIVER. ALL PARTIES, INCLUDING BORROWER AND GUARANTOR AND/OR VALIDITY GUARANTOR EACH KNOWINGLY AND VOLUNTARILY WAIVE ANY CONSTITUTIONAL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, DISPUTE OR CONFLICT BETWEEN THE PARTIES OR UNDER THE LOAN DOCUMENTS AND AGREE THAT ANY LITIGATION SHALL BE HEARD BY A COURT OF COMPETENT JURISDICTION SITTING WITH OUT A JURY. BORROWER AND GUARANTOR AND/OR VALIDITY GUARANTOR ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO REVIEW THE EFFECT OF THIS PROVISION WITH COUNSEL OF THEIR CHOICE.

24.
RELEASE. BORROWER AND GUARANTOR AND/OR VALIDITY GUARANTOR RELEASE AND FOREVER DISCHARGE CRESTMARK, ITS AFFILIATES, OFFICERS, AGENTS, EMPLOYEES AND DIRECTORS FROM ANY AND ALL CLAIMS OF ANY KIND WHATSOEVER FROM THE BEGINNING OF TIME TO DATE OF THIS AGREEMENT.

25.
JOINT AND SEVERAL OBLIGATIONS; DEALINGS WITH MULTIPLE BORROWERS. If more than one person or entity is named as Borrower hereunder, all obligations, representations, warranties, covenants and indemnities set forth herein or in any other loan documents between the Borrower, Crestmark and any guarantors of the Borrower’s obligations to Crestmark (collectively the “Loan Documents”) to which such person or entity is a party shall be joint and several. Crestmark shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of Crestmark and Borrower hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Crestmark to enter into this Agreement and to consummate the transactions contemplated hereby. The Borrower represents that GENERAL EMPLOYMENT ENTERPRISES, INC., an Illinois corporation, and TRIAD PERSONNEL SERVICES, INC., an Illinois corporation are operated as part of one consolidated business entity and are directly dependent upon each other for and in connection with their respective business activities and financial resources. Each Borrower will receive a direct economic and financial benefit from the obligations incurred under this Agreement and the incurrence of such obligations is in the best interests of each Borrower.

The parties have executed this Agreement as of the date and year first written above.

CRESTMARK:

CRESTMARK BANK, a Michigan banking corporation

By:/s/ Gayle S. Finger
Gayle S. Finger
Its: First Vice President

BORROWER:

GENERAL EMPLOYMENT ENTERPRISES, INC.
An Illinois corporation

By:/s/ Ronald E. Heineman
Ronald E. Heineman
Its: Chief Executive Officer

TRIAD PERSONNEL SERVICES, INC.
An Illinois corporation

By:/s/ Ronald E. Heineman
Ronald E. Heineman
Its: Chief Executive Officer

The undersigned Validity Guarantor by signing this Agreement agree that they have read and understand the Agreement and Validity Guarantor agrees to all of its terms.

VALIDITY GUARANTOR:

/s/ Ronald E. Heineman
Ronald E. Heineman

/s/ Stephen B. Pence
Stephen B. Pence